Exhibit 99.1
FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports First Quarter Fiscal Year 2006 Results
Dallas, Texas November 14, 2005 — Peerless Mfg. Co. (the “Company”), (Nasdaq: PMFG), today reported its operating results for the three months ended September 30, 2005.
For the quarter, the Company reported revenues of approximately $11.6 million, an increase of approximately $424,000, or 3.8%, compared to revenues of approximately $11.2 million for the three months ended September 30, 2004. The Company recorded a net loss of approximately $689,000 or ($0.23) per diluted share for the quarter, compared to net loss of approximately $129,000 or ($0.04) per diluted share for the three months ended September 30, 2004.
At September 30, 2005, the Company reported net assets of approximately $23.6 million, working capital of approximately $19.7 million and a current ratio of approximately 2.3 and had approximately $6.4 million available to borrow under its revolving credit facility.
The Company’s backlog at September 30, 2005 was approximately $48 million, compared to approximately $34 million at June 30, 2005 and approximately $33 million at September 30, 2004.
Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “the company experienced an 8.5% decline in its gross profit margin as a percentage of revenue for the first quarter of fiscal year 2006 compared to the first quarter of last year as a result of a higher sales- dollar mix of separation filtration products, unabsorbed domestic manufacturing volume, price increases in material costs beyond contract escalation provisions, and higher start-up costs, primarily related to power generation projects. I am pleased to report the solid backlog of approximately $48 million at September 30, 2005 with a majority of the backlog scheduled to ship this fiscal year and that the Company’s financial position, liquidity and capital resources at September 30, 2005 are sufficient to meet the Company’s needs.”
About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company headquartered in Dallas, Texas, markets its products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:

Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone:	(214) 353-5590
Fax:	(214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended September 30,
	2005	2004
Operating Results
Continuing Operations
Revenues	$11,642	$11,218
Cost of goods sold	9,289	8,003

Gross profit	2,353	3,215
Operating expenses	3,506	3,481

Operating loss	(1,153)	(266)
Other income	113	101
Income tax benefit	351	56

Net loss from continuing operations	(689)	(109)
Loss from discontinued operations	—	(20)

Net loss	$(689)	$(129)

Loss per Share
Basic — continuing operations	$(0.23)	$(0.04)
Basic — discontinued operations	—	(0.01)

	$(0.23)	$(0.04)

Diluted — continuing operations	$(0.23)	$(0.04)
Diluted — discontinued operations	—	(0.01)

	$(0.23)	$(0.04)

	Certain earnings per share amounts may not total due to rounding.

Weighted Average Shares Outstanding
Basic	3,037	3,015
Diluted	3,037	3,015

	September 30,	June 30,
	2005	2005
Condensed Balance Sheet Information
Current assets
Continuing operations	$35,171	$35,696
Discontinued operations	—	—

Total current assets	$35,171	$35,696

Total Assets
Continuing operations	$39,154	$39,795
Discontinued operations	9	9

Total assets	$39,163	$39,804

Current Liabilities
Continuing operations	$15,426	$15,318
Discontinued operations	58	106

Total current liabilities	$15,484	$15,424

Deferred income taxes, net	$90	$90

Shareholders’ equity	$23,589	$24,290